EXHIBIT 99.5

CHINA SHOE HOLDINGS, INC
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION
(Currency expressed in United States Dollars (“US$”))

We have prepared the unaudited pro forma condensed combined financial information of China Shoes Holdings, Inc (the “CHSH”) as of and for the nine months ended December 31, 2008 in accordance with generally accepted accounting principles in the United States, or GAAP. The following unaudited pro forma condensed combined financial information are derived from the historical consolidated financial statements of Extra Ease Limited (“EEL”) and EATware Intellectual Properties Limited (“EWIP”) and CHSH, giving effect to the completion of (1) the share transfer of all share capital of EEL and EWIP in exchange for the aggregate 1,871,313,946 shares of common stock of CHSH (the “Exchange”) and (2) the disposal of all of CHSH’s subsidiaries (the “Disposal”) as if they had occurred at the beginning of the periods presented. The unaudited pro forma balance sheet as of December 31, 2008 has been prepared as if the Disposal and the Exchange had occurred on that date. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

NOTE－1	BASIS OF PRESENTATION

The following information should be read in conjunction with the audited and unaudited financial statements of EEL, EWIP and CHSH. The unaudited pro forma combined financial information is not necessarily indicative of operating results or the financial position that the Exchange and the Disposal (together referred to as the “Transaction”) were in existence assuming the Transaction were completed, and is not necessarily indicative of future operating results.

The Company has prepared the accompanying unaudited pro forma combined statements of operations for the nine months ended December 31, 2008 and the unaudited pro forma combined balance sheet as of December 31, 2008 in accordance with Article 11 of Regulation S-X for inclusion in the Form 8-K.

The accounting policies used in the preparation of the pro forma combined financial statements are disclosed in the audited financial statements of EEL and EWIP for the year ended March 31, 2008. The following unaudited pro forma condensed combined balance sheet and statements of operations have reflected the completion of the Transaction as below:

The Exchange

The Exchange between CHSH, EEL and EWIP is treated as a reverse acquisition and recapitalization of CHSH whereby EEL and EWIP are deemed to be the accounting acquirers (legal acquiree) and CHSH to be the accounting acquiree (legal acquirer). After the consummation of the Exchange, EEL and EWIP’s shareholders will collectively hold approximately 94% of the voting rights in the combined company.

The Disposal

At the closing date, CHSH transfers of all of its subsidiaries to Mr. FENG Guang Yuan, an independent party.

After the consummation of the Exchange and the Disposal, EEL and EWIP’s shareholders will collectively hold approximately 94% of the voting rights in the combined company.

CHINA SHOE HOLDINGS, INC
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2008
(Currency expressed in United States Dollars (“US$”))

	CHSH	EEL	EWIP	Proforma Adjustment (1)	Proforma Adjustment (2)	Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$-	$15,138	$-	-	-	$15,138
Accounts receivable, net	-	219,865	-	-	-	219,865
Inventory	-	7,684	-	-	-	7,684
Prepayments and other receivables	156,025	75,475	-	(156,025)	-	75,475

Total current assets	156,025	318,162	-		-	318,162

Non-current assets:
Intangible assets, net	-	-	1	-	-	1
Plant and equipment, net	674,692	4,201	-	(674,692)	-	4,201

TOTAL ASSETS	$830,717	$322,363	$1		-	$322,364

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable, trade	$261,241	$416,737	$-	(261,241)	-	$416,317
Amounts due to directors	149,145	-	5,483	(149,145)		5,483
Amount due to related parties	45,354	1,480,972	1,354	(45,354)	-	1,482,326
Bank overdraft	-	166,902	-	-	-	166,902
Short-term bank borrowings	-	30,784	-	-	-	30,784
Income tax payable	4,056	-	-	(4,056)	-	-
Accrued liabilities and other payable	143,182	77,120	755	(143,182)	-	77,875

Total current liabilities	602,978	2,172,515	7,592		-	2,180,107

Stockholders’ equity:
Common stock	119,445	10,000	1	(10,001)	1,871,314	1,990,759
Additional paid in capital	2,937,150	550,215	-	(3,046,594)	162,207	602,978
Deferred compensation cost	(463,096)	-	-	463,096	-	-
Accumulated other comprehensive income	392,233	28	(34)	(392,233)	-	(6)
Accumulated deficit	(2,757,993)	(2,410,395)	(7,558)	2,757,993	(2,033,521)	(4,451,474)

Total stockholders’ equity (deficit)	227,739	(1,850,152)	(7,591)		-	(1,857,743)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$830,717	$322,363	$1		-	$322,364

CHINA SHOE HOLDINGS, INC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2008
(Currency expressed in United States Dollars (“US$”))

	CHSH	EEL	EWIP	Proforma Adjustment (1)	Proforma Adjustment (2)	Pro forma Combined

Revenue, net
Sales, non related	$5,269,683	$2,360,537	$-	(5,269,683)		$2,360,537
Sales, related	-	13,147	-	-		13,147
	5,269,683	2,373,684				2,373,684

Cost of revenue, not related	(3,525,625)	(1,757,667)	-	3,525,625		(1,757,667)
Cost of revenue, related	-	(132,948)	-	-		(132,948)
	(3,525,625)	(1,890,615)	-			(1,890,615)

Gross profit	1,744,058	483,069	-	(1,744,058)		483,069

Operating expenses:
Depreciation	(37,791)	(1,690)	-	37,791		(1,690)
Stock-based compensation	(60,135)	(60,135)	-	60,135		(60,135)
Sales and marketing	(55,586)	(221,317)	-	55,586		(221,317)
Provision for impairment loss on long-lived assets	(365,710)	-	-	365,710		-
Allowance for doubtful accounts	(2,099,704)	(1,966)		2,099,704		(1,966)
Provision for inventory losses	(2,389,602)	-	-	2,389,602		-
Research and development	-	(181,760)	-	-		(181,760)
General and administrative	(676,069)	(1,282,276)	(610)	676,069		(1,282,886)
Total operating expenses	(5,684,597)	(1,749,144)	(610)			(1,749,754)
Loss from operation	(3,940,539)	(1,266,075)	(610)			(1,226,685)

Other income (expenses):
Other income	3,657	96	-	(3,657)		96
Other expense	(12,299)	(6,599)	-	12,299		(6,599)
Loss before income taxes	(3,949,181)	(1,272,578)	(610)			(1,273,188)
Income tax expense	(51,951)	-	-	51,951		-

NET LOSS	$(4,001,132)	$(1,272,578)	$(610)			$(1,273,188)

Net loss per share – basic and diluted						$(0.00)

Weighted average number of common stock – basic and diluted						1,871,313,946

CHINA SHOE HOLDINGS, INC
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION
(Currency expressed in United States Dollars (“US$”))

NOTE－2	PRO FORMA ADJUSTMENTS

These unaudited pro forma combined financial statements reflect the following pro forma adjustments:

Adjustment 1, relating to the Disposal

1.	To record the disposal of all subsidiaries of CHSH at their carrying values to transfer to an independent party, Mr. Feng Guang Yuan.

Adjustment 2, relating to the Exchange

2a.	To eliminate the accumulated deficit of CHSH as EEL and EWIP will be the continuing entity as accounting acquirer for accounting purposes.

2b.	To record the issuance of 1,871,313,946 shares of the common stock of CHSH at par value of $0.001 in exchange for all the shares of EEL and EWIP.